Exhibit 99.1

ABERCROMBIE & FITCH COO JONATHAN RAMSDEN TO STEP DOWN

New Albany, OH, May 5, 2016 - Abercrombie & Fitch Co. (NYSE: ANF) (the “Company”) announced today that Jonathan Ramsden has informed the Company that he intends to step down as Chief Operating Officer and resign from the Company effective June 15, 2016. At that time, Mr. Ramsden’s responsibilities will be assumed by other members of the Office of the Chairman which, in addition to Mr. Ramsden, include Arthur Martinez, Executive Chairman; Fran Horowitz, President and Chief Merchandising Officer; Joanne Crevoiserat, Executive Vice President and Chief Financial Officer; and John Gabrielli, Senior Vice President of Human Resources.

Commenting on the announcement, Mr. Martinez said: “The Board and I are grateful for Jonathan’s contributions to Abercrombie & Fitch over the past seven years, which have helped position the Company for future profitable growth. We wish him all the best as he prepares to move into a new chapter in his life and career.”

Mr. Ramsden said: “I have a strong attachment to Abercrombie & Fitch and to the fantastic group of people I work with every day. The decision to leave was a very difficult one, but I know that the Company is in the hands of an outstanding leadership team and that we have built a strong foundation for growth and success. I look forward to working with my colleagues over the next several weeks to ensure a smooth transition.”

Mr. Ramsden joined Abercrombie & Fitch as Executive Vice President and Chief Financial Officer in December 2008 and has been the Company’s Chief Operating Officer since January 2014.

About Abercrombie & Fitch Co.

Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands. At the end of the fiscal year, the Company operated 754 stores in the United States and 178 stores across Canada, Europe, Asia and the Middle East. The company also operates e-commerce websites at www.Abercrombie.com, www.abercrombiekids.com and www.HollisterCo.com.

Media Contact:

Dawn Dover

Kekst

(212) 521-4817

dawn.dover@kekst.com

Investor Contact:

Brian Logan

Abercrombie & Fitch

(614) 283-6877

Investor_Relations@abercrombie.com